UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [	]

Check the appropriate box:

[ ] Preliminary Proxy Statement [ X ] Definitive Proxy Statement [ ] Definitive Additional Materials [ ] Soliciting Material Pursuant to Rule 14a-12	[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Eden Bioscience Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[	] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

CALCULATION OF FILING FEE

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[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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April 23, 2007

Dear Eden Bioscience Shareholders:

Eden Bioscience Corporation is holding its Annual Meeting of Shareholders (the “Annual Meeting”) on Thursday, May 24, 2007 at 1:00 p.m. (local time) at the Country Inn & Suites, 19333 North Creek Parkway, Bothell, Washington.

At the Annual Meeting, you will be asked:

•	to elect three directors to the Eden Bioscience Board of Directors; and
•	to transact any other business properly presented at the Annual Meeting.

You will find detailed information about Eden Bioscience and our operations in our enclosed Annual Report on Form 10-K, which includes our audited financial statements for fiscal year 2006.

Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

Sincerely,

William T. Weyerhaeuser
Chairman of the Board of Directors

Eden Bioscience Corporation | 11816 North Creek Parkway N. | Bothell, Washington 98011-8201 | T. 425.806.7300 | F. 425.806.7400 www.edenbio.com

Eden Bioscience Corporation
11816 North Creek Parkway N.
Bothell, Washington 98011-8201

April 23, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, May 24, 2007

Dear Eden Bioscience Shareholders:

The 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of Eden Bioscience Corporation, a Washington corporation, will be held at the Country Inn & Suites, located at 19333 North Creek Parkway, Bothell, Washington on Thursday, May 24, 2006 at 1:00 p.m., local time. Only shareholders who owned stock of Eden Bioscience at the close of business on the record date, March 23, 2007, can vote at the Annual Meeting or any adjournments of the Annual Meeting that may take place. At the Annual Meeting we will ask you:

•	to elect three directors to our Board of Directors to serve for terms as described in the accompanying Proxy Statement; and
•	to transact any other business properly presented at the Annual Meeting.

Your Board of Directors unanimously recommends that you vote “FOR” the proposed directors.

To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

The approximate date of mailing for this Proxy Statement and accompanying proxy card is April 23, 2007.

BY ORDER OF THE BOARD OF DIRECTORS,

Bradley S. Powell
President, Chief Financial Officer and Secretary

Please note that admission to the Annual Meeting will be limited to shareholders as of the March 23, 2007 record date, or their authorized representatives, and guests.

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF REISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

EDEN BIOSCIENCE CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (“Board of Directors”) of Eden Bioscience Corporation (“Eden Bioscience”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at Eden Bioscience’s 2007 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 24, 2007 at 1:00 p.m., local time, at the Country Inn & Suites, 19333 North Creek Parkway, Bothell, Washington.

We intend to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about April 23, 2007.

Record Date, Outstanding Shares and Quorum

Only those shareholders who owned our common stock at the close of business on March 23, 2007, the record date for the Annual Meeting, can vote. At the close of business on that date, there were 8,149,554 issued and outstanding shares of our common stock. The presence at the Annual Meeting of a majority of such shares, whether in person or by proxy, shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting.

Revocability of Proxies

If you give us your proxy, you have the power to revoke it at any time before it is exercised by:

•	notifying the Secretary of Eden Bioscience in writing before the Annual Meeting that you revoke your proxy;

•	delivering to the Secretary of Eden Bioscience before the Annual Meeting a signed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or otherwise. Our directors, officers and employees will not be additionally compensated for this solicitation but may be reimbursed for out-of-pocket expenses they incur. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for the reasonable expenses they incur in forwarding the material.

Voting

You are entitled to one vote for each share of common stock you hold. For the election of directors, the directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the board. You are not entitled to cumulate votes in the election of a director. If your shares are represented by proxy, they will be voted in accordance with your instructions. If your proxy is signed and returned without any instructions given, your shares will be voted in accordance with our recommendation. We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in the Proxy

Statement and the accompanying notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

Abstentions from voting on the election of directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. There can be no broker nonvotes in the election of directors since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

PROPOSAL
ELECTION OF DIRECTORS

Three Class III directors, will be elected at the 2007 Annual Meeting of Shareholders, each to serve until the election and qualification of his successor or until his earlier retirement, resignation or removal. Rhett R. Atkins, Jon E. M. Jacoby and William T. Weyerhaeuser, who currently serve as Class III directors of Eden Bioscience, have been nominated by the Board of Directors for re-election at the Annual Meeting.

Biographical information regarding the nominees for the Board of Directors is set forth below. Unless otherwise instructed, the persons named as proxies on the accompanying proxy card intend to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the nominees will be available to serve as our directors, if any of them should be unwilling or unable to serve, the persons named as proxies will vote for the election of such substitute nominee or nominees as may be designated by the Board of Directors. Ages listed are as of March 24, 2007.

Nominees for Election of Class III Directors (terms to expire in 2010)

Rhett R. Atkins, D.B.A. (age 53) has served as one of our directors since June 2002. He served as our President and Chief Executive Officer from June 2002 to December 2006. Dr. Atkins is currently managing member of Agriprax LLC, an agriculture consulting firm. From January 2001 to June 2002, Dr. Atkins was President of Palmetto Ag Inc., a retail provider of seed and chemical crop inputs. From September 1991 to December 2000, Dr. Atkins worked for Micro Flo Company, an agricultural chemical production company, in various executive positions related to sales, marketing and research and development. From 1981 to 1991, Dr. Atkins worked for BASF, a chemical company, in sales and marketing. Dr. Atkins received a B.S. degree from Clemson University, an M.B.A. degree from Campbell University and a D.B.A. degree from Nova Southeastern University.

Jon E. M. Jacoby (age 68) has served as one of our directors since February 1999. Mr. Jacoby currently is Vice-Chairman and Senior Principal of The Stephens Group LLC, a private, family owned investment firm. Until his retirement in October 2003, Mr. Jacoby worked in various capacities since 1963, most recently as Vice-Chairman and member of the Executive Committee, for Stephens Inc. and SF Holding Corp. (formerly Stephens Group, Inc.), collectively engaged in investment banking and other business activities. He is also a director of Delta & Pine Land Company, an agricultural products company; Power-One, Inc., a power supplies manufacturer; and Conn’s Inc., retail stores specializing in electronics. Mr. Jacoby received a B.S. degree from the University of Notre Dame and an M.B.A. degree from Harvard Business School.

William T. Weyerhaeuser, Ph.D. (age 63) has served as Chairman of the Board of Directors since November 2001 and as one of our directors since May 1998. Dr. Weyerhaeuser was in private practice as a clinical psychologist from 1975 to 1999. From May 1993 to June 1994, he served as President of Rock Island

Company, a private investment company, and from July 1994 to June 1998 as its Chairman of the Board and Chief Executive Officer. Dr. Weyerhaeuser currently serves as the Vice Chairman of the Board of Directors of Potlatch Corporation, a public timber and paper products company, and as Chairman of the Board of Directors of Columbia Banking System, Inc., a public financial institution. Dr. Weyerhaeuser also currently serves as a director of several privately held companies and foundations. Dr. Weyerhaeuser received a B.A. degree from Stanford University, an M.A. degree from Fuller Theological Seminary and a Ph.D. degree from the Fuller Graduate School of Psychology.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Number, Term and Election of Directors

Our articles of incorporation provide that the number of directors shall be determined in the manner provided by our bylaws. Our bylaws provide that the number of directors shall not be less than four or more than ten, with the precise number to be determined by resolution of the Board of Directors. The Board of Directors is currently composed of eight directors and divided into three classes as follows:

•	Two Class I Directors — Messrs. Ivesdal and Pahre, whose terms will expire at the 2008 annual meeting.

•	Three Class II Directors — Messrs. Gonzalez and James and Ms. Maza, whose terms will expire at the 2009 annual meeting.

•	Three Class III Directors — Dr. Atkins, Mr. Jacoby and Dr. Weyerhaeuser, whose terms will expire at the 2007 annual meeting. Drs. Atkins and Weyerhaeuser and Mr. Jacoby have been nominated for re-election at the 2007 annual meeting to serve three-year terms ending in 2010.

Generally, one class of directors will be elected each year by our shareholders. Each director will hold office until the election and qualification of his or her successor or upon earlier resignation or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

The following individuals are continuing Class I Directors (terms to expire in 2008) and are not standing for election this year:

Roger M. Ivesdal (age 62) has served as one of our directors since September 20, 2005. Mr. Ivesdal has spent 33 years in various sales, marketing, and management roles in the agricultural chemicals industry. Mr. Ivesdal started his career in 1970 as a sales representative for Helena Chemical Company in Des Moines, Iowa and became sales manager for Helena Proprietary Products in 1974. In 1977, Mr. Ivesdal became a sales representative for Ostlund Chemical in Fargo, ND. In 1982, he became sales manager, and in 1988 he became General Manager, of Ostlund. In 1998, Mr. Ivesdal was named Executive Vice President for the Western Region for United Agri Products, an operating company of ConAgra, and was responsible for managing four operating companies in the western United States. In 2003, Mr. Ivesdal retired from UAP. Mr. Ivesdal received a BS degree in agronomy from North Dakota State University.

Richard N. Pahre (age 66) has served as one of our directors since February 2003. Mr. Pahre is a certified public accountant and, effective December 31, 2002, retired as a partner of Moss Adams LLP, a public accounting firm that provides services to a wide-range of public and private clients. From February 1977 to December 2002, Mr. Pahre served as an audit partner of Moss Adams LLP. Since February 2005, Mr. Pahre has served as a Director of CityBank, a public commercial bank, headquartered in Lynnwood, Washington. Since 1993, Mr. Pahre has served on the Board of Directors and as Treasurer (non-executive) of Seattle Goodwill, a nonprofit organization. Mr. Pahre received a B.A. degree in accounting from the University of Washington.

The following individuals are continuing Class II Directors (terms to expire in 2009) and are not standing for election this year:

Gilberto H. Gonzalez (age 59) has served as one of our directors since February 2003. Mr. Gonzalez currently serves as Chairman of Evergreen Business Group, LLC, a company involved in real estate marketing, investing and development, and as Chairman of Select Capital Group, a financial services company. Beginning in 1970, Mr. Gonzalez has worked in the agricultural chemical business in various executive capacities in sales and marketing. Most recently, Mr. Gonzalez served as Executive Vice President of Micro Flo Company, an agricultural chemical production company, from 1991 to 1999, and Regional Sales Manager from 1985 to 1989. From 1970 to 1985, Mr. Gonzalez worked for Helena Chemical Company in a variety of managerial roles, most notably Division

Manager of the Midwest and Northcentral Divisions, and as Director of the Andean Block for Vertac International, an international division of Helena. Mr. Gonzalez received a B.S. degree in Agricultural Business and Economics from Texas A&M University.

Albert A. James (age 75) has served as one of our directors since May 1995 and as our Secretary from May 1995 to June 2000. Mr. James is a private investor and currently serves as a general partner in several real estate projects in the western United States. Mr. James has also served as a director of several privately held companies. From 1982 to November 1997, Mr. James served as Managing Partner of Bellevue Associates, a commercial real estate management company. He served as Secretary and Treasurer of Anthony’s Restaurants, a regional chain of restaurants, from 1976 to June 1995, and, from 1981 to March 1994, Mr. James served as Vice President of Alpine Industries, a window and laminated glass manufacturing company. In 1957, Mr. James founded a discount drug and cosmetic business that merged with a chain of discount retail drug stores, which was ultimately sold to Payless Drug Stores Northwest in 1969. Mr. James received a B.S. degree in Pharmacy from the University of Washington.

Agatha L. Maza (age 67) has served as one of our directors since May 1995. From February 1994 to October 1995, Ms. Maza served as Chief Executive Officer of the National Testing Laboratory in Portland, a division of the American Red Cross involved in biological testing of blood. From July 1991 to January 1994, she served as Chief Executive Officer of Medical Arts Laboratory and, from January 1988 to December 1990, as Chief Executive Officer of Eastside Medical Laboratory, both of which are medical diagnostics services laboratories. From 2001 to 2005, Ms. Maza served as Chief Executive Officer and President of Roadable Aircraft International, Inc., a start-up company involved in the research and development of new transportation technologies. Currently, Ms. Maza serves as managing partner of several privately held companies. Ms. Maza received a B.S. degree from Seattle University and an M.B.A. degree from City University and has completed the Executive Marketing Management Program at Stanford University.

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between Eden Bioscience and each of its directors and has determined that all of the directors, other than Dr. Atkins, Eden Bioscience’s President and Chief Executive Officer until December 2006, are independent under Nasdaq corporate governance listing standards.

Board Attendance

During 2006, there were 17 meetings of the Board of Directors. Each director attended 80% or more of the Board meetings and the meetings of the Board Committees on which he or she served.

The Board of Directors has adopted a policy that each director is encouraged to attend Eden Bioscience’s regularly scheduled annual meeting of shareholders. Seven out of eight directors as of May 16, 2006 attended Eden Bioscience’s 2006 annual meeting of shareholders held on that date.

Board of Directors Compensation

Our directors do not receive cash compensation for their services as directors or members of committees of the Board of Directors, but are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees. We do not have a standard arrangement pursuant to which directors receive equity compensation for their services as directors. Rather, directors in the past have been and may in the future be granted equity awards at the discretion of the Board of Directors. The amounts shown below in the column titled Option Awards represent stock compensation expense recognized in our consolidated financial statements in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”).

Name	Option Awards ($)(1)	Total ($)
William T. Weyerhaeuser	$7,050	$7,050
Gilberto H. Gonzalez	1,031	1,031
Roger M. Ivesdal	6,700	6,700
Jon E. M. Jacoby	7,050	7,050
Albert A. James	7,050	7,050
Agatha L. Maza	7,050	7,050
Richard N. Pahre	1,031	1,031

(1)	The assumptions used in calculating these amounts are provided in Note 1 (Accounting for Stock Compensation) of our consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.

No equity awards were granted to directors in 2006. In September 2005, the Board of Directors granted Mr. Ivesdal an option to purchase 10,000 shares of our common stock at an exercise price of $2.70 per share, with the option to vest annually in equal installments on the first, second and third anniversaries of the date of grant. The options expire in September 2015. In February 2003, the Board of Directors granted each of Messrs. Gonzalez and Pahre an option to purchase 11,666 shares of our common stock at an exercise price of $4.20 per share, of which options to purchase 1,666 shares were vested immediately and the remaining options vest annually in equal installments on the first, second and third anniversaries of the date of grant. The options expire in February 2013. In July 2003, the Board of Directors granted each non-employee director, except for Messrs. Gonzalez and Pahre, an option to purchase 10,000 shares of our common stock at an exercise price of $5.55 per share, with each option to vest annually in equal installments on the first, second and third anniversaries of the date of grant. The options expire in July 2013. The total stock options outstanding at December 31, 2006 for each of the directors were:

Name	Total Outstanding Stock Options
William T. Weyerhaeuser	20,000
Gilberto H. Gonzalez	11,666
Roger M. Ivesdal	10,000
Jon E. M. Jacoby	20,000
Albert A. James	20,000
Agatha L. Maza	35,000
Richard N. Pahre	11,666

Stock options granted to directors have an exercise price equal to the closing market price of our common stock on the grant date. We do not have a program, plan or practice to time stock option grants to our existing or new directors in coordination with the release of material nonpublic information nor do we have a program, policy or practice to release material nonpublic information for the purpose of affecting the value of director compensation.

Dr. Atkins served as Chief Executive Officer of the Company until December 15, 2006. He did not receive any compensation as a nonemployee director for 2006. He received $7,500 for consulting services rendered from December 15 to December 31, 2006 and $30,000 for consulting services rendered from January 1 to February 28, 2007.

Committees of the Board of Directors

Compensation Committee

The Compensation Committee currently consists of Messrs. Jacoby, James and Gonzalez (Chair). Each member of the Compensation Committee is an independent director under Nasdaq listing standards.

The primary function of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of Eden Bioscience’s chief executive officer and other executives. The Compensation Committee has overall responsibility for approving and evaluating executive officer compensation plans, policies and programs. In addition, the Compensation Committee considers incentive compensation plans for our employees and carries out duties assigned to it under our option plans. The Compensation Committee is also responsible for performing other related responsibilities set forth in its written charter posted on Eden Bioscience’s website at www.edenbio.com. The Compensation Committee has the authority to retain and terminate compensation consulting firms, including authority to approve the firm’s fees and other retention terms. The Committee when appropriate may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Board or Company officers. To date, the Compensation Committee has not engaged compensation consultants for assistance in compensation matters.

The Compensation Committee establishes, and reviews as necessary, policies regarding executive compensation. With respect to our Chief Executive Officer, each year, the Compensation Committee solicits input from the full Board and, based on that input, develops and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and sets the CEO’s compensation based on this evaluation and other relevant information. The CEO provides the Compensation Committee a performance assessment and recommendation regarding performance goals and compensation for other executive officers. The Compensation Committee reviews this information and the recommendations, as well as other relevant information, and approves the compensation of these officers on an annual basis.

Minutes of each meeting of the Compensation Committee are prepared by the Compensation Committee Chair or by his designee and sent to each Compensation Committee member. In addition, the Compensation Committee reports regularly to the Board on any significant matters arising from the Compensation Committee’s work, including awards to top executives, compensation and severance arrangements. The Compensation Committee held five meetings in 2006.

Audit Committee

Eden Bioscience has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee currently consists of Ms. Maza and Messrs. Gonzalez and Pahre (Chair). Each member of the Audit Committee is an independent director under the rules of the Securities and Exchange Commission (“SEC”) and Nasdaq listing standards. The Board of Directors has determined that Mr. Pahre meets the definition of an “audit committee financial expert” under SEC rules. In making this determination, the Board of Directors considered, among other factors, Mr. Pahre’s experience as a former audit partner of Moss Adams LLP.

The primary function of the Audit Committee is to represent and assist the Board of Directors with the oversight of:

•	the integrity of Eden Bioscience’s financial statements and internal controls;

•	Eden Bioscience’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualification; and

•	the performance of the audit function by the independent auditor.

In addition, the Audit Committee has ultimate authority to select, evaluate, and where appropriate, replace the independent auditor, approve all audit engagement fees and terms, and engage outside advisors, including its own counsel and other advisors, as it determines necessary to carry out its duties. The Audit Committee is also responsible for reviewing and approving all related person transactions and performing other related responsibilities set forth in its written charter, which is posted on Eden Bioscience’s website at www.edenbio.com.

The Audit Committee held five meetings in 2006.

Nominating and Corporate Governance Committee

Each member of the Board of Directors, other than Dr. Atkins, is a member of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is an independent director under Nasdaq listing standards.

The primary function of the Nominating and Corporate Governance Committee is to:

•	identify individuals qualified to become members of the Board of Directors;

•	approve and recommend to the Board of Directors candidates for election to the Board of Directors;

•	develop, update as necessary and recommend to the Board of Directors corporate governance principles and policies applicable to Eden Bioscience; and

•	monitor compliance with such principles and policies.

The Nominating and Corporate Governance Committee is also responsible for performing other related responsibilities set forth in its written charter posted on Eden Bioscience’s website at www.edenbio.com.

The Nominating and Corporate Governance Committee held one meeting in 2006.

Director Nomination Procedures

The Nominating and Corporate Governance Committee is generally responsible for the identification, review, selection and recommendation to the Board of Directors of candidates for director nominees, including the development of policies and procedures to assist in the performance of these responsibilities. The Nominating and Corporate Governance Committee reviews with the Board of Directors the requisite qualifications, skills and characteristics for Board of Directors nominees and composition and the specific considerations relating to individual director candidates. Upon the Nominating and Corporate Governance Committee’s recommendations, the Board of Directors recommends the director nominees to the shareholders for election.

Potential director candidates are referred to the Chairperson of the Nominating and Corporate Governance Committee for consideration by the Nominating and Corporate Governance Committee, which may then recommend the director candidate to the Board of Directors for its consideration, if deemed appropriate. If necessary or desirable in the opinion of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee will determine appropriate means for seeking additional director candidates, including engagement of an outside consultant to assist in the identification of director candidates.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Chairperson of the Nominating and Corporate Governance Committee, c/o the Corporate Secretary of Eden Bioscience Corporation at 11618 North Creek Parkway N., Bothell, WA 98011-8201, providing the candidate’s name, biographical data and other relevant information.

Shareholders who intend to nominate a director for election at the 2008 annual meeting of shareholders must provide advance written notice of such nomination to the Corporate Secretary of Eden Bioscience in the manner described below under “Shareholder Proposals for 2008 Annual Meeting.”

The Nominating and Corporate Governance Committee has recommended to the Board of Directors, and the Board of Directors has adopted, Director Selection Guidelines set out in Exhibit A to the Nominating and Corporate Governance Committee Charter. In accordance with the Director Selection Guidelines, the Nominating and Corporate Governance Committee and the Board of Directors, as appropriate, will review the following considerations, among others, in their evaluation of candidates for Board of Directors nomination:

•	personal and professional ethics;

•	training and experience in making and overseeing policy in business, government and/or educational sectors;

•	willingness and ability to keep an open mind when considering matters affecting interests of Eden Bioscience and its constituents;

•	willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to the Board of Directors and committee membership;

•	willingness and ability to serve on the Board of Directors for multiple terms to enable development of a deeper understanding of Eden Bioscience’s business affairs;

•	willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to Eden Bioscience and its constituents;

•	willingness to act in the best interests of Eden Bioscience and its constituents;

•	independence;

•	diversity;

•	professional experience, industry knowledge, skills and expertise;

•	leadership qualities; and

•	previous public company board of directors and committee experience.

The Nominating and Corporate Governance Committee periodically reviews with the Board of Directors the appropriate process for and the considerations to be made in the evaluation of director candidates. In the event there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will initiate the effort to identify appropriate director candidates.

Shareholder Communications with the Board of Directors

Shareholders of Eden Bioscience may contact the Board of Directors as a group or an individual director by the U.S. Postal mail directed to the Chairman of the Board of Directors, c/o the Corporate Secretary of Eden Bioscience Corporation at 11618 North Creek Parkway N., Bothell, WA 98011-8201. Shareholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. All communications will be forwarded to the intended directors or to the Board of Directors as a whole, as applicable.

Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2008 annual meeting of shareholders should follow the procedures specified under the sections below entitled “Shareholder Proposals for 2008 Annual Meeting.” These sections outline the procedures for submission of shareholder proposals for inclusion in Eden Bioscience’s proxy statement for the 2008 annual meeting of shareholders and submission of nominations of persons for election to the Board of Directors or proposals for other business to be considered at the 2008 annual meeting of shareholders.

Additional Corporate Governance Information

The following corporate governance materials of Eden Bioscience are available in the Investor Information section of Eden Bioscience’s website at www.edenbio.com, and a copy of the materials will be mailed to you upon request to Eden Bioscience Corporation, Investor Relations, 11618 North Creek Parkway N., Bothell, WA 98011-8201 or by calling 425-984-2120:

•	Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee Charters;

•	Code of Ethics for our CEO and senior financial officers; and

•	Code of Conduct applicable to all directors, officers and employees of Eden Bioscience.

If we waive any material provision of our Code of Ethics for our CEO and senior financial officers or substantively change the Code of Ethics, we will disclose that fact on our website within four business days.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2006, Messrs. Jacoby, James and Gonzalez served on our Compensation Committee, and none of these committee members served as an officer or employee of Eden Bioscience during that time. Mr. James served as our Secretary from May 1995 to June 2000. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Related Person Transactions

Under its written Audit Committee Charter, the Audit Committee of our Board of Directors is required to review and approve all related person transactions. Other than the Audit Committee Charter, our Board of Directors has not adopted a separate written policy for the review and approval or ratification of related person transactions.

Our directors and executive officers are expected to disclose to our Chief Financial Officer the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. In addition, on an annual basis we require our directors and officers to complete written questionnaires designed to identify any potential related person transactions. A related person transaction is defined as any transaction required to be disclosed under Item 404(a) of Regulation S-K. Any transaction reported to the CFO or disclosed in the annual questionnaire is reviewed to determine if disclosure of the transaction is required under the SEC’s related person transaction disclosure rule. If disclosure is required, the CFO will submit the transaction to the Audit Committee for review and approval or ratification.

When determining whether to approve or ratify a related person transaction, the Audit Committee will review relevant facts regarding the related person transaction, including:

•	the extent of the related person’s interest in the transaction;

•	whether the terms are comparable to those generally available in arms’ length transactions; and

•	whether the related person transaction is consistent with the best interests of the Company.

If any related person transaction is not approved or ratified, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its shareholders.

There were no related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K in fiscal year 2006.

Executive Officers Who Are Not Directors

Bradley S. Powell (age 46) was appointed President on December 15, 2006. He served as our Interim President from November 2001 to June 2002, and has served as Secretary since June 2000 and as Chief Financial Officer and Vice President of Finance since July 1998. From March 1994 to July 1998, he served as Vice President and Corporate Controller of Omega Environmental, Inc., a provider of products and services to owners of underground storage tanks. In 1983, Mr. Powell joined KPMG Peat Marwick, an international public accounting firm, as a certified public accountant and, from 1990 to March 1994, served as a Senior Audit Manager. Mr. Powell received a B.S. degree from Central Washington University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table summarizes certain information regarding the beneficial ownership of our common stock as of March 15, 2007 for:

•	each executive officer named in the Summary Compensation Table;

•	each of our directors;

•	all our directors and executive officers as a group; and

•	each person or group that we know owns more than 5% of our common stock.

Beneficial ownership is determined in accordance with SEC rules and includes shares over which the indicated beneficial owner exercises sole or shared voting or investment power. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 23, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of our common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of Eden Bioscience.

	Shares of Eden Bioscience Corporation Common Stock
Name of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Executive Officers and Directors:
William T. Weyerhaeuser	429,473	(2)	5.26%
Agatha L. Maza	234,156	(3)	2.86%
Jon E. M. Jacoby	194,998	(4)	2.39%
Albert A. James	203,898	(5)	2.50%
Rhett R. Atkins	168,866	(6)	2.03%
Bradley S. Powell	138,064	(7)	1.67%
Richard N. Pahre	13,666	(8)	*
Gilberto H. Gonzalez	12,166	(9)	*
Roger Ivesdal	3,333	(10)	*
All directors and executive officers as a group (10 persons)	1,398,620	(11)	16.31%
Other 5% Shareholder:
SF Holding Corp. (formerly Stephens Group, Inc.)
111 Center Street — Suite 2500 Little Rock, AR 72201	1,353,111	(12)	16.60%
Yorktown Avenue Capital, LLC
415 South Boston, 9th Floor Tulsa, Oklahoma 74103	795,495	(13)	9.76%

*	Less than 1%.
(1)	Based on 8,149,554 shares outstanding as of March 23, 2007.

(2)	Represents 86,500 shares owned directly by Dr. Weyerhaeuser; 319,557 shares held by the WBW Trust Number One, of which Dr. Weyerhaeuser is trustee; 3,333 shares owned by Dr. Weyerhaeuser’s wife; 83 shares owned by a trust for Dr. Weyerhaeuser’s son, of which Dr. Weyerhaeuser’s wife is trustee; and 20,000 shares subject to options exercisable within 60 days after March 23, 2007. Dr. Weyerhaeuser disclaims beneficial ownership of shares held by his wife, one of his sons and the trust established for his other son, except to the extent of his pecuniary interest in such shares.

(3)	Represents 103,400 shares owned directly by Ms. Maza; 50,397 shares held by Prudential Securities as custodian for the Agatha L. Maza IRA; 333 shares owned by Ms. Maza’s spouse; 45,026 shares held by the Maza Family LLC, of which Ms. Maza is a co-manager; and 35,000 shares subject to options that are exercisable within 60 days after March 23, 2007. Ms. Maza disclaims beneficial ownership of shares held by the Maza Family LLC, except to the extent of her pecuniary interest in such shares.

(4)	Includes 15,000 shares owned directly by Mr. Jacoby; 71,130 shares owned by Jacoby Enterprises, Inc., of which Mr. Jacoby is President; 62,667 shares held by Stephens — EBC, LLC for the benefit of Jacoby Enterprises, Inc. and that are subject to the voting trust described in footnote 12; 7,000 shares held by Stephens — EBC, LLC for the benefit of J & J Partners, of which Mr. Jacoby is a partner and that are subject to the voting trust described in footnote 12; 7,703 shares owned by Smiley Holdings, LLC, of which Mr. Jacoby is a manager and member; and 20,000 shares subject to options that are exercisable within 60 days after March 23, 2007. Also includes the following shares as to which Mr. Jacoby disclaims beneficial ownership: 666 shares owned by Grandchild’s Trust One and 666 shares owned by Grandchild’s Trust Three, as to which Mr. Jacoby, as co-trustee, has shared power of disposition and shared power to vote; 6,833 shares owned by Etablissement Landeco Vaduz and 3,333 shares owned by Fuerstliech Oettingen Spielberg Partnership, as to which Mr. Jacoby has shared power of disposition and no power to vote pursuant to powers of attorney granted to Mr. Jacoby. Does not include shares beneficially owned by SF Holding Corp. (formerly Stephens Group, Inc.), of which Mr. Jacoby was an executive officer until his retirement on October 1, 2003 and of which he was a director until November 2006.

(5)	Represents 38,518 shares held by the Albert A. James Family Partnership, of which Mr. James is a co-general partner; 145,380 shares held by the Albert A. James Living Trust, of which Mr. James is trustee; and 20,000 shares subject to options that are exercisable within 60 days after March 23, 2007.

(6)	Represents 2,200 shares owned directly by Dr. Atkins and 166,666 shares subject to options exercisable within 60 days after March 23, 2007.

(7)	Represents 137,998 shares subject to options exercisable within 60 days after March 23, 2007; and 66 shares held in a trust for the benefit of Mr. Powell’s minor sons, of which Mr. Powell’s father serves as trustee. Mr. Powell disclaims beneficial ownership of all such shares held in trust, except to the extent of his pecuniary interest in such shares.

(8)	Represents 2,000 shares owned directly by Mr. Pahre and 11,666 shares subject to options exercisable within 60 days after March 23, 2007.

(9)	Represents 500 shares owned directly by Mr. Gonzalez and 11,666 shares subject to options exercisable within 60 days after March 23, 2007.

(10)	Represents 3,333 shares subject to options exercisable within 60 days after March 23, 2007.

(11)	Includes 426,329 shares subject to options that are exercisable within 60 days after March 23, 2007.

(12)	Represents 1,353,111 shares beneficially owned by Stephens — EBC, LLC, of which SF Holding Corp. (formerly Stephens Group, Inc.) is the sole managing member. Jon E. M. Jacoby, a director of Eden Bioscience, was an executive vice president of SF Holding Corp. until October 1, 2003 and a director of SF Holding Corp. until November 2006. Stephens — EBC, LLC has contributed all of its shares to a voting trust pursuant to which the trustee of the trust, an individual not affiliated with Stephens Group, Inc., has sole voting power. The trustee is required to vote such shares “for” or “against” proposals submitted to our shareholders in the same proportion as the votes cast “for” or “against” such proposals by all other shareholders, excluding abstentions. The voting trust agreement also imposes limitations on the sale or other disposition of the shares subject to the voting trust.

(13)	Information provided is based on a Schedule 13D filed on April 12, 2007 (the “Schedule 13D”) by Yorktown Avenue Capital, LLC (“Yorktown”), Boston Avenue Capital, LLC (“Boston”), Value Fund Advisors, LLC (“Value Fund”) and Charles M. Gillman (“Gillman”). According to the Schedule 13D, (a) the amount shown above includes 524,762 held by Yorktown and 270,733 held by Boston, (b) Boston and Yorktown are Oklahoma limited liability companies whose principal business is business investment, (c) Value Fund is an Oklahoma limited liability company whose principal business is investment management, and (d) Gillman is a U.S. citizen in the business of managing various investment entities.

Equity Compensation Plan Information

The following table presents summary information about our equity compensation plans at December 31, 2006:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	741,384	$8.31	521,340 (1)

(1)	The Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”) incorporates an evergreen formula pursuant to which the number of shares authorized for issuance is increased annually on the first day of each fiscal year by a number of shares equal to the lesser of (a) 500,000 shares; (b) 5% of the outstanding shares of common stock on a fully diluted basis as of the end of the immediately preceding fiscal year; and (c) a lesser amount as may be determined by the Board of Directors. Since the inception of the 2000 Plan, the Board of Directors has never used the evergreen provision to add shares. Under the 2000 Plan, in addition to options, we may make awards of our common stock or awards denominated in units of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Eden Bioscience’s officers, directors and persons who own more than 10% of a registered class of Eden Bioscience’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish Eden Bioscience with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during 2006 all of our officers, directors and greater-than-10% beneficial owners complied with all applicable filing requirements of Section 16(a).

COMPENSATION DISCUSSION AND ANALYSIS

Overview

As described in greater detail in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 30, 2007, we completed the sale on February 28, 2007 of our proprietary harpin protein technology and substantially all of the assets related to our worldwide agricultural and horticultural markets (the “Harpin Protein Technology”) to Plant Health Care, Inc. We retained our cash, accounts receivable and assets relating to our home and garden business, consisting primarily of our inventory of harpin protein-based products designated for the home and garden market. We have no current intention of making substantial additional investments in our home and garden business. Our business strategy is to use any revenue generated by our home and garden business to support our continued operations while we explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards.

As a result of the sale of the Harpin Protein Technology, we substantially reduced our administrative, marketing, sales, manufacturing and development personnel, and currently have four employees. Dr. Rhett Atkins, our former Chief Executive Officer and President, resigned from those positions effective December 15, 2006 as part of the reduction in force. Dr. Atkins continues to serve as a director of the company and provided us consulting services in connection with operational issues through February 28, 2007. Dr. Zhongmin Wei, formerly our Vice President and Chief Science Officer, resigned from his position with the Company on February 28, 2007. Our board appointed Bradley S. Powell, our Vice President of Finance and Chief Financial Officer, to also serve as our President and principal executive officer, effective December 15, 2006.

Objectives and Components

The objectives of our executive compensation program are:

•	to align executive financial interests with those of our shareholders;

•	to maintain a significant portion of our executives’ total compensation at risk, tied to both the annual and long-term financial performance of Eden Bioscience;

•	to reward outstanding initiative and achievement; and

•	to attract and retain highly qualified executives with skills necessary to build shareholder value.

The components of our executive compensation program are:

•	base salaries;

•	annual incentives in the form of cash bonuses; and

•	long-term incentives in the form of stock option grants.

Total Compensation

Our compensation program for executive officers was designed to encourage and reward performance that we believe will increase value for our shareholders over the long-term. We have incurred significant operating losses since our inception and we believe that increasing product revenue and reducing operating losses represents the best way to build value for our shareholders.

We have three components in our compensation program—base salaries, cash bonuses and stock option grants. We believe we would be unusual if we did not offer all three of these components. We believe all three of these components are important for recruiting and retaining executives.

We do not compare our compensation program to other companies. Due to our continuing operating losses and limited revenue from harpin protein-based products, our stock options are highly speculative. Unless we are able to significantly increase our product revenue and ultimately generate profits, these stock options are unlikely to have substantial value over the long-term. We believe the stock options must be viewed independently from the two elements of cash compensation. Accordingly, we make no decisions regarding allocation of total compensation between cash and non-cash; we establish each separately and each at levels we believe will be competitive.

Base Salaries

We seek to establish base salaries that allow us to attract and retain highly skilled executives. We base an executive officer’s salary on a subjective evaluation of the executive’s experience, skills, scope of responsibilities and performance in achieving specific objectives. For 2006 salaries, annual base salary of each Named Executive Officer was increased by 3% over salaries from 2005, based on the increase in the cost of living. The cost of living based increase reflects the compensation committee’s desire to keep base salaries low and tie a significant portion of cash compensation to the performance of the Company.

Annual Incentives

We seek to structure annual incentives to encourage executives to focus on achieving important near-term business objectives. These objectives take the form of both corporate and individual goals. As part of the process of establishing our operating plan for the coming year, the executive officers identify the goals most important to building our value and advancing towards our long-term business objectives. These corporate goals are then submitted to the board of directors for review and approval.

Executives are eligible for annual incentive awards, paid in the form of a cash bonus, based on the accomplishment of corporate goals and other important contributions to our performance for the year. For 2006, our corporate goals covered the following areas:

•	Achievement of planned revenue targets;

•	Management of expenditures to levels established in the annual budget; and

•	Advancement toward development of new markets for our current products.

All annual incentive awards are determined based on actual company performance versus these corporate goals. The compensation committee assesses overall company performance versus the corporate goals. Based on this evaluation, the committee determines and approves the incentive amounts to be paid to each executive officer.

The compensation committee has established the following payout ranges, as a percent of base salary in effect as of the year of the year, for 2006 annual incentive awards:

		Percentage of Base Salary
	Less than Minimum	Minimum	Target	Maximum
Chief Executive Officer	0%	30%	40%	50%
Vice Presidents	0%	15%	20%	25%

Based on the compensation committee’s assessment of our overall performance, a percentage of target level is determined. 100% of the target level is awarded in cases where we or the executive had met all goals and performed up to expectations. If there are deficiencies, a percentage below 100% is awarded. Target levels may be exceeded to reward exceptional performance beyond expectations. In addition, the compensation committee retains a general discretion to make an award of more or less than that determined by the payout ranges to take account of unforeseen or special circumstances.

We did not meet our corporate goals in 2006 and no annual incentive awards were paid to executive officers.

As of the date of this Proxy Statement, in light of the significant change in our business as a result of the sale of our Harpin Protein Technology, our Compensation Committee has not established an annual incentive plan for our executive officer in 2007. However, the Compensation Committee may do so in the future, particularly as our post-sale business plans and objectives become more developed and can therefore form the basis for measurable near-term goals.

Long-Term Incentives

Long-term incentive awards, which consist solely of stock option grants, are a fundamental element in our compensation program. We believe that stock options are an effective way to emphasize long-term company performance, rewarding employees for creation of value on the same basis as our shareholders.

An executive officer typically receives a sizeable stock option grant when he or she joins the company, receives a significant promotion or makes significant advances towards corporate goals. In determining the size of an initial option grant, we consider our ability to attract highly skilled executives and the level of responsibility in the Company.

Executive officers are eligible for annual stock option grants based on the achievement of the same corporate goals that form the basis for the annual cash incentives. The compensation committee has established the following ranges for 2006 annual stock option grants:

		Number of Shares Granted
	Less than Minimum	Minimum	Target	Maximum
Chief Executive Officer	0	5,555	9,722	13,888
Vice Presidents	0	2,777	4,861	6,944

The compensation committee determined the forgoing ranges using a subjective analysis of the executive’s responsibility and prior option grants.

Based on the compensation committee’s assessment of our overall performance, a percentage of target level is determined. 100% of the target level is awarded in cases where we had met all goals and performed up to expectations. If there are deficiencies, a percentage below 100% is awarded. Target levels may be exceeded to reward exceptional performance beyond expectations. In addition, the compensation committee retains general discretion to make an award of more or less than that determined by the payout ranges to take account of unforeseen or special circumstances.

We did not meet our corporate goals in 2006 and no annual incentive awards were paid executive officers.

As of the date of this Proxy Statement, our Compensation Committee has not established any program for granting stock options to our executive officer in 2007. However, as our post-sale business plans and objectives become more developed, the Compensation Committee may establish such incentive programs or other grants of stock options which the Compensation Committee believes will appropriately align the interests of our executives with the creation of value for our shareholders.

The compensation committee and board of directors approve all stock option grants to executive officers. Stock options granted to executive officers have an exercise price equal to the closing market price of our common stock on the grant date and vest over a period of three or four years. We do not have a program, plan or practice to time stock option grants to our existing or new executive officers in coordination with the release of material nonpublic information nor do we have a program, policy or practice to release material nonpublic information for the purpose of affecting the value of executive compensation.

Perquisites

We generally do not provide perquisites to our executives. However, we reimbursed Dr. Atkins for moving expenses in 2006 totaling $10,193 upon his resignation from the Company.

Stock Ownership Guidelines

We do not require our directors or executive officers to own our stock.

Benchmarking

We do not perform comparisons of our executive compensation program to other companies.

Potential Payments Upon Termination or Change in Control

We believe that the payments described later in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” are customary in the industry and necessary to attract and retain qualified, experienced executive personnel.

Tax and Accounting

Section 162(m) of the Internal Revenue Code imposes a limitation on deductibility of compensation payments in excess of $1 million to each of our Chief Executive Officer and our other named executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. For awards under our 2000 Stock Incentive Plan (the “2000 Plan”) to continue to be deductible under Section 162(m) as performance-based compensation, shareholders were asked at our 2006 Annual Meeting to approve the material terms of the 2000 Plan. Shareholders gave the requested approval and, therefore, awards granted under the 2000 Plan will continue to be designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments. In 2006, compensation to our Chief Executive Officer and each of our other executive officers did not exceed $1 million for purposes of Section 162(m) and we expect the same to be true for 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the compensation for services rendered to Eden Bioscience in all capacities for the year ended December 31, 2006 by our chief executive officer and our other two executive officers. We refer to these executive officers in other parts of this Proxy Statement as our “Named Executive Officers.” Dr. Atkins resigned from his positions with the Company on December 15, 2006, but continues to serve as a director of the Company. Dr. Wei resigned from his positions with the Company on February 28, 2007.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Bradley S. Powell	2006	$174,739	$31,344	—		$206,083
President, Chief Financial Officer and Secretary
Rhett R. Atkins	2006	187,363	57,813	$17,693	(2)	262,869
Director and former President and Chief Executive Officer
Zhongmin Wei	2006	178,870	5,972	—		184,842
Former Vice President and Chief Science Officer

(1)	The amounts in this column represent stock compensation expense recognized in our consolidated financial statements in accordance with FAS 123R. The assumptions used in calculating these amounts are provided in Note 1 (Accounting for Stock Compensation) of our consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.

(2)	Consists of $10,193 of reimbursement expenses incurred by Dr. Atkins in connection with his relocation and $7,500 for consulting services rendered from December 15 to December 31, 2006. Dr. Atkins also received $30,000 for consulting services rendered from January 1 to February 28, 2007.

2006 Grants of Plan-Based Awards

The following table provides information for each Named Executive Officer regarding the range of estimated potential payouts under our annual and long-term incentive compensation plans. Because the performance goals established for these awards were not met, no annual incentive awards or long-term incentive awards were granted to Named Executive Officers during the year ended December 31, 2006. During 2006, we granted options to purchase a total of 9,999 shares of our common stock to our employees.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bradley S. Powell	(2)	$27,000	$36,000	$45,000	2,777	4,861	6,944
Rhett R. Atkins	(1)	54,000	72,000	90,000	5,555	9,722	13,888
Zhongmin Wei	(2)	27,000	36,000	45,000	2,777	4,861	6,944

(1)	On January 24, 2006, the Company’s Board of Directors approved a 2006 cash and equity incentive compensation arrangement for Dr. Atkins. The arrangement provided for cash and equity awards based on the achievement of specified annual net revenue goals for the year ending December 31, 2006. Under the arrangement, Mr. Atkins could earn a cash bonus of between $54,000, if the minimum revenue goal is achieved, and $90,000, if the maximum revenue goal is achieved. In addition, Mr. Atkins could be granted fully vested stock options to purchase between 5,555 shares of our common stock, if the minimum revenue goal is achieved, and 13,888 shares if the maximum revenue goal is achieved. Stock options granted under the arrangement would be granted pursuant to our Amended and Restated 2000 Stock Incentive Plan and would have an exercise price equal to the fair market value of our common stock on the date of grant. The Company did not achieve specified annual net revenue goals in 2006 and none of the payouts shown in the table above were awarded and will not be awarded in the future.

(2)	On March 14, 2006, the Company’s Board of Directors added Zhongmin Wei, our Vice President and Chief Science Officer, and Bradley S. Powell, our Vice President and Chief Financial Officer, to the 2006 cash and equity incentive compensation arrangement. Under the arrangement, Dr. Wei and Mr. Powell could each be awarded 50% of the cash and equity awards, if any, granted to Dr. Atkins, based on achievement of the same annual net revenue goals for 2006. The Company did not achieve specified annual net revenue goals in 2006 and none of the payouts shown in the table above were awarded and will not be awarded in the future.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by Named Executive Officers as of December 31, 2006.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable		Grant Year	Option Exercise Price ($)	Option Expiration Date
Bradley S. Powell	25,000	—		1998	$9.00	7/16/2008
	16,666	—		2000	18.00	2/17/2010
	16,666	—		2000	42.00	8/9/2010
	50,000	—		2002	4.62	6/14/2012
	12,000	—		2003	4.92	1/21/2013
	16,667	8,333	(1)	2004	2.25	11/16/2014
Total	136,999	8,333
Rhett R. Atkins	166,666	—		2002	4.62	6/14/2012
Zhongmin Wei	16,666		—	1997	3.00	11/1/2007
	16,666	—		1998	6.00	5/12/2008
	16,666	—		1999	12.00	6/1/2009
	33,333	—		2000	4.92	2/17/2010
	50,000	—		2000	4.92	8/9/2010
	6,000	—		2003	4.92	1/21/2013
	7,111	3,555	(2)	2004	2.25	11/16/2014
Total	146,442	3,555

(1)	Unexercisable options vest on November 16, 2007.

(2)	Dr. Wei’s unexercisable options will not vest due to his resignation from the Company on February 28, 2007.

2006 Option Exercises and Stock Vested

The following table provides information for each Named Executive Officer regarding stock option exercises during the year ended December 31, 2006:

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Bradley S. Powell	—	—
Rhett R. Atkins	—	—
Zhongmin Wei	14,000	$13,840 (1)

(1)	Represents the difference between the closing price of Company common stock on the date of exercise and the exercise price.

Potential Payments Upon Termination or Change in Control

The following table describes the estimated incremental compensation payable upon termination or change in control for Bradley S. Powell, our President, Chief Financial Officer and Secretary, and Zhongmin Wei, our former Vice President and Chief Science Officer, assuming the termination was effective as of the last business day of fiscal year 2006 (i.e., December 29, 2006) and that the closing price of the common stock upon which certain of the calculations are made was $0.57 on that date. The actual amount of compensation can only be determined at the time of termination.

		Before Change in Control		After Change in Control
Name	Benefit	Termination w/o Cause or for Good Reason		Termination w/o Cause or for Good Reason
Bradley S. Powell	Severance Pay	$87,370	(1)	$436,848	(2)
	Stock Option Vesting Acceleration	—		—	(3)
Zhongmin Wei (4)	Severance Pay	89,435		447,174	(2)
	Stock Option Vesting Acceleration	—		—

(1)	Payable in the course of our Company regular scheduled payroll over six months.

(2)	Consists of (a) a lump sum payment under the change of control agreement equal to twice the sum of the executive’s annual base salary and the average of his past three annual bonuses, and (b) $87,370 in the case of Mr. Powell and $89,435 in the case of Dr. Wei in each case payable pursuant to the executive’s severance agreement only in the case of termination by Eden Bioscience (or its successor) that is not based upon fraud, criminal activity or breach of fiduciary duties.

(3)	The closing price of our common stock on December 29, 2006 was less than the exercise price of accelerated stock option vesting.

(4)	As part of the sale of the Harpin Protein Technology, all obligations under the change-in-control agreement with Dr. Wei were assumed by PHC on February 28, 2007.

Severance Agreements

As of December 31, 2006, we had severance agreements with two employees, Zhongmin Wei, our former Chief Science Officer, and Bradley S. Powell, our President and Chief Financial Officer. These severance agreements require us to make severance payments equal to six months annual base salary if we terminate the executive’s employment without cause. Dr. Wei’s severance agreement expired on February 28, 2007 when he resigned from his employment with us and Mr. Powell’s agreement continues in effect. Under these agreements, “cause” means any act involving fraud, criminal activity or breach of fiduciary duties.

Change-in-Control Agreements

In August 2000, we entered into change-in-control agreements with Mr. Powell and Dr. Wei. The agreements provide that, upon a change in control, we or the acquiring company would continue to employ each executive officer for a period of two years following the change in control. During that time, the agreements each provide that the position, authority, duties and responsibilities of the executives would be substantially the same as they were during the 90-day period prior to the change in control, and that their annual base salaries would be at least equal to their annual base salaries established by our Board of Directors prior to the change in control. If, during this two-year period, the employment of the executives is terminated by us or the acquiring company, as applicable, other than for cause, or by the executives for good reason, the terminated executive would be entitled to receive (1) his annual base salary, and pro rata annual bonus, through the date of termination, and any deferred compensation; and (2) a severance payment equal to twice the sum of his annual base salary and the average of his past three annual bonuses.

As part of the sale of our Harpin Protein Technology assets to PHC, all obligations under the change-in-control agreement with Dr. Wei were assumed by PHC on February 28, 2007. Mr. Powell’s agreement continues in effect, and the sale of our Harpin Protein Technology constituted a sale of substantially all of our assets and a change of control under the agreement. If, during the two year period following completion of the sale, the employment of Mr. Powell is terminated by us other than for cause or Mr. Powell resigns for good reason, he will be entitled to receive the benefits under his change in control agreement.

“Cause” means the occurrence of one or more of the following events:

•	failure or refusal by the executive to carry out his lawful duties or directions received from the Board of Directors,

•	a violation by the executive of a state or federal criminal law involving a felony or commission of a crime against Eden Bioscience,

•	the use by the executive of illegal substances, deception, fraud, misrepresentation, dishonesty by the executive or any incident materially compromising the executive’s reputation or ability to represent Eden Bioscience,

•	any act or omission by the executive impairing Eden Bioscience’s business, goodwill or reputation or other misconduct, or

•	a violation by the executive officer of any material provision of his change of control agreement.

“Good reason” means the occurrence of any of the following events or conditions and failure to cure within 20 days after receipt of written notice from the executive:

•	assignment by Eden Bioscience of any duties inconsistent in any material respect with the executive’s position, authority, duties or responsibilities as contemplated in the change of control agreement, or any other action by Eden Bioscience which results in a diminution of position, authority, duties or responsibilities, except where promptly remedied following receipt of notice, or

•	failure by Eden Bioscience to comply with compensation covenants contained in the change of control agreement, except where promptly remedied following receipt of notice.

In Dr. Wei’s change of control agreement only, “good reason” also means the departure of our president and chief executive officer with or without cause or for good reason.

Amended and Restated 2000 Stock Incentive Plan

Pursuant to the Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”), in the event of certain corporate transactions, except as otherwise provided in the instrument evidencing the stock option, each outstanding stock option will be assumed or replaced with a comparable award by the successor corporation or parent thereof. If the successor corporation will not assume or replace the stock options, the stock options will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction. All stock options will terminate and cease to remain outstanding immediately following a corporate transaction, except to the extent assumed by the successor corporation.

If awards are assumed or replaced in a corporate transaction, such awards will become fully vested and exercisable (and any forfeiture or repurchase rights applicable to restricted stock awards will lapse) if the executive’s employment or services are terminated in contemplation of the corporate transaction or within three years following the corporate transaction, unless employment or services are terminated for cause or the participant terminates employment or services without good reason. “Corporate transaction” means any of the following events: (a) a merger or consolidation of the Company with or into another corporation or (b) a sale, lease, exchange or other transfer of all or substantially all the Company’s outstanding securities or assets, subject to certain enumerated exceptions.

“Cause” means the dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations).

“Good reason” means the occurrence of any of the following events or conditions and the failure of the successor corporation to cure such event within 30 days after receipt of written notice:

•	a substantial reduction of, or removal from, the status, title, position or responsibilities of the participant or the assignment of duties, status, title, position or responsibilities that are materially inconsistent with those assigned prior to the corporate transaction, except for cause or by the participant for good reason,

•	a reduction in the executive’s annual base salary,

•	a requirement that the executive be based outside of a 50-mile radius of his place of employment prior to the corporate transaction, subject to certain exceptions,

•	a failure by the successor corporation to continue in effect any material compensation or benefit plan or provide the executive with substantially equivalent compensation benefits,

•	a material breach by the successor corporation of its obligations under the 2000 Plan or a substantially equivalent plan, or

•	any purported termination of the participant for cause by the successor corporation that is not in accordance with the definition of cause under the 2000 Plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussions, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in Eden Bioscience’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and proxy statement for filing with the Securities and Exchange Commission.

The Compensation Committee
of the Board of Directors

Gilberto H. Gonzalez, Chairman
Jon E. M. Jacoby
Albert A. James

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee are independent under SEC rules and Nasdaq listing standards. The Board of Directors adopted a written Audit Committee Charter, which is available in the Investor Information section of Eden Bioscience’s web site at www.edenbio.com.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions with management and the independent registered public accounting firm. The Audit Committee also met separately with the independent registered public accounting firm. Management represented to the Audit Committee that Eden Bioscience’s audited financial statements for the fiscal year ended December 31, 2006 were prepared in accordance with U.S generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the 2006 fiscal year.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, and discussed with the independent registered public accounting firm their independence relating to Eden Bioscience. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approves all audit and non-audit services performed by the independent auditors.

Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Eden Bioscience’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee
of the Board of Directors

Richard N. Pahre, Chairman
Gilberto H. Gonzalez
Agatha L. Maza

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change of Independent Registered Public Accounting Firms

On March 6, 2007, we filed a Current Report on Form 8-K with the SEC (the “Original 8-K”) reporting that on March 2, 2007, KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, notified the Company that the auditor-client relationship between the Company and KPMG would cease upon the completion of the audit of the Company’s financial statements as of and for the year ended December 31, 2006, and the issuance of KPMG’s report thereon. KPMG completed the audit of the Company’s financial statements as of and for the year ended December 31, 2006 and issued their report thereon dated March 28, 2007, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 30, 2007. Accordingly, as we reported on an amendment to the Original 8-K filed with the SEC on April 4, 2007 (the “Amended 8-K”) the auditor-client relationship between the Company and KPMG effectively ceased on March 30, 2007 as KPMG declined to stand for re-election. KPMG’s decision to decline to stand for re-election as the Company’s independent registered public accounting firm was not recommended or approved by the Audit Committee of the Company’s Board of Directors.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years December 31, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles except as follows:

•	KPMG’s report on the consolidated financial statements of the Company and its subsidiaries as of December 31, 2006, and for the year ended December 31, 2006 contained a separate paragraph stating that “As discussed in Note 1 to the consolidated financial statements, Eden Bioscience Corporation and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.”

•	KPMG’s report on the consolidated financial statements of the Company and its subsidiaries as of December 31, 2005 contained a separate paragraph stating that “As discussed in Note 12 to the consolidated financial statements, the Company changed its method of accounting for asset retirement obligations effective January 1, 2003.”

During the fiscal years ended December 31, 2006 and 2005 and the subsequent interim period through March 30, 2007, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. During the fiscal years ended December 31, 2006 and 2005 and the subsequent interim period through March 30, 2007, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We provided KPMG with copies of the Original 8-K and the Amended 8-K and requested KPMG to furnish us with letters addressed to the Securities and Exchange Commission stating whether KPMG agreed with the statements made by us in those filings, and, if not, identifying the statements with which it does not agree. KPMG’s letters are filed as Exhibits 16.1 to the Original 8-K and the Amended 8-K.

Representatives of KPMG are expected to be present at Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The aggregate fees billed for professional services rendered by KPMG LLP (“KPMG”) for fiscal years 2006 and 2005 were as follows:

	KPMG
	2006	2005
Audit Fees	$174,660	$164,172
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$174,660	$164,172

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services, must be specifically pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

For 2006, all services provided by KPMG were pre-approved.

2007 Independent Auditors

Our Audit Committee engaged Peterson Sullivan PLLC as our independent registered public accounting firm as of April 23, 2007 for the fiscal year ending December 31, 2007. Since January 1, 2005 through April 23, 2007, we did not consult Peterson Sullivan PLLC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of Peterson Sullivan PLLC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Submission of Shareholder Proposals for Inclusion in the Proxy Statement

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in Eden Bioscience’s proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at Eden Bioscience’s 2008 annual meeting of shareholders must give notice of the proposal to Eden Bioscience no later than December 25, 2007 to be considered for inclusion in the proxy statement and form of proxy relating to the 2008 annual meeting of shareholders.

Advance Notice Procedures for Director Nominations and Other Business

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2008 annual meeting of shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by Eden Bioscience’s Bylaws. Notice of nominations or other business proposed to be considered by shareholders, complying with Sections 2.6 or 3.3, as applicable, of the Bylaws, must be delivered to the Corporate Secretary no earlier than February 24, 2008 and no later than March 25, 2008. Notices should be sent to: Corporate Secretary, Eden Bioscience Corporation, 11816 North Creek Parkway, Bothell, Washington 98011-8201.

For proposals that are not timely filed, Eden Bioscience retains discretion to vote proxies it receives. For such proposals that are timely filed, Eden Bioscience retains discretion to vote proxies it receives provided that (1) Eden Bioscience includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

Copies of the Eden Bioscience 2006 Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, are being mailed to shareholders, together with this Proxy Statement, form of proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Corporate Secretary of Eden Bioscience Corporation at 11816 North Creek Parkway N., Bothell, Washington 98011-8201.

By order of the Board of Directors,

Bradley S. Powell
President, Chief Financial Officer, and Secretary

Bothell, Washington
April 23, 2007

PROXY

FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS OF EDEN BIOSCIENCE CORPORATION This Proxy Is Solicited On Behalf Of The Board Of Directors

          The undersigned hereby appoints Bradley S. Powell and Richard N. Pahre (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Eden Bioscience Corporation to be held at the Country Inn & Suites, 19333 North Creek Parkway, Bothell, Washington on Thursday, May 24, 2007 at 1:00 p.m. (Pacific Time) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your Eden Bioscience Corporation account online.

Access your Eden Bioscience Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Eden Bioscience Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

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TOLL FREE NUMBER:	1-800-370-1163

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS Class III (terms expiring 2010)	☐	FOR ALL NOMINEES

	01 Rhett R. Atkins 02 Jon E. M. Jacoby 03 William T. Weyerhaeuser	☐	WITHHOLD ALL NOMINEES

		☐	WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NUMBER(S) OF NOMINEE(S) BELOW.

IMPORTANT – PLEASE SIGN AND RETURN PROMPTLY.

Signature __________________________ Signature ______________________ Dated _________, 2007
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
  FOLD AND DETACH HERE  